Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2024 Results

Strategic Highlights

•	Expanded the CareScout Quality Network to all 50 states, covering over 86% of the aged 65-plus census population in the United States

•

Continued progress on the LTC[1] multi-year rate action plan with $40M of gross incremental premium approvals; approximately $31.2B estimated net present value achieved since 2012 from in-force rate actions (IFAs)

•

Executed $51M in share repurchases in the quarter at an average price of $7.32 per share; $186M executed in 2024 at an average price of $6.52 per share; $565M in share repurchases program-to-date through February 14th at an average price of $5.69 per share

•	Repurchased $31M in principal of holding company debt at a discount during the quarter

Financial Highlights

•	Net income[2] of $299M, or $0.68 per diluted share, and adjusted operating income[2,3] of $273M, or $0.62[3] per diluted share in 2024

•	Net loss[2] of $1M and adjusted operating income[2,3] of $15M in the fourth quarter

•	Enact reported adjusted operating income of $137M2 in the fourth quarter; distributed $84M in capital returns to Genworth

•	Completed annual assumption updates with unfavorable impacts to adjusted operating income (loss) in LTC and Life and Annuities of $52M

•

U.S. life insurance companies’ RBC[4] ratio of 306%[5] reflects strong statutory pre-tax income of $378M5 in 2024 and an increase in the value of the limited partnership portfolio, partially offset by higher required capital as the portfolio grows

•	Genworth holding company cash and liquid assets of $294M6 at quarter-end

Richmond, VA (February 18, 2025) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2024.

“I’m pleased with our financial and operational achievements in 2024,” said Tom McInerney, President & CEO. “We advanced progress on our multi-year rate action plan and returned substantial capital to shareholders using cash flows from Enact, which delivered record adjusted operating income for the full year. Meanwhile, we set the stage for future growth by scaling the CareScout Quality Network and preparing the launch of a new CareScout LTC insurance company. We entered 2025 on solid financial footing, and Genworth will continue to deliver for shareholders while empowering more families to navigate the aging journey with confidence.”

Consolidated Metrics	Q4 2024	Q3 2024	Q4 2023
(Amounts in millions, except per share data)
Net income (loss)[2]	$(1)	$85	$(212)
Net income (loss) per diluted share[2]	$—	$0.19	$(0.47)
Adjusted operating income (loss)[2,3]	$15	$48	$(230)
Adjusted operating income (loss) per diluted share[2,3]	$0.04	$0.11	$(0.51)
Weighted-average diluted shares[7]	431.0	435.8	449.4

Consolidated GAAP Financial Highlights

•	Net loss in the quarter was driven by LTC, partially offset by strong Enact operating performance

•

Net investment losses, net of taxes, decreased net income by $32 million in the current quarter, compared with net investment gains of $52 million in the prior quarter and $30 million in the prior year. The investment losses in the current quarter were driven primarily by derivatives and an increase in the allowance for credit losses

•

Changes in the fair value of market risk benefits and associated hedges, net of taxes, increased net income by $2 million in the quarter driven primarily by a favorable change in interest rates, compared with decreases of $17 million in the prior quarter and $11 million in the prior year

•	Net investment income, net of taxes, was $626 million in the quarter, up from $614 million in the prior quarter driven by higher income from limited partnerships

Enact

GAAP Operating Metrics	Q4 2024	Q3 2024	Q4 2023
(Dollar amounts in millions)
Adjusted operating income[2]	$137	$148	$129
Primary new insurance written	$13,266	$13,591	$10,453
Loss ratio	10%	5%	10%
Equity[8]	$4,068	$4,097	$3,785

•

Current quarter results reflected a pre-tax reserve release of $56 million primarily from favorable cure performance and loss mitigation activities. The prior quarter and prior year included pre-tax reserve releases of $65 million and $53 million, respectively

•	Net investment income of $62 million in the current quarter was up from $57 million in the prior year from higher yields and higher average invested assets

•	Primary insurance in-force increased two percent versus the prior year to $269 billion driven by new insurance written (NIW) and continued elevated persistency

•	Primary NIW was up 27 percent versus the prior year primarily driven by higher estimated originations

•

New delinquencies increased 17 percent to 13,717 from 11,706 in the prior year primarily from continued seasoning of large, newer books and increased six percent sequentially primarily from hurricane-related new delinquencies, which historical experience indicates cure at a higher rate

Capital Metric	Q4 2024	Q3 2024	Q4 2023
PMIERs Sufficiency Ratio[5,9]	167%	173%	161%

•	Enact paid a quarterly dividend of $0.185 per share in the current quarter

•	Estimated PMIERs sufficiency ratio of 167 percent, $2,052 million above requirements

Long-Term Care Insurance

GAAP Operating Metrics	Q4 2024	Q3 2024	Q4 2023
(Amounts in millions)
Adjusted operating loss	$(104)	$(46)	$(151)
Premiums	$587	$581	$615
Net investment income	$499	$483	$489
Liability remeasurement gains (losses)	$(117)	$(28)	$(188)
Cash flow assumption updates	(20)	63	(61)
Actual variances from expected experience	(97)	(91)	(127)

•

Premiums decreased versus the prior year primarily driven by lower renewal premiums as a result of benefit reduction elections in connection with IFAs and legal settlements and from policy terminations

•	Net investment income increased from higher income from limited partnerships

•

Current quarter liability remeasurement loss included adverse actual variances from expected experience primarily from lower terminations and higher claims and an unfavorable impact from assumption updates. The unfavorable impact from assumption updates was primarily related to healthy life assumptions and benefit utilization to better align with recent experience. These unfavorable impacts were largely offset by a favorable impact from assumption updates for future IFA approvals based on recent experience, as well as short-term incidence assumptions for incurred but not reported claims

Life and Annuities

GAAP Adjusted Operating Income (Loss)	Q4 2024	Q3 2024	Q4 2023
(Amounts in millions)
Life Insurance	$2	$(40)	$(206)
Fixed Annuities	1	6	9
Variable Annuities	2	7	14

Total Life and Annuities	$5	$(27)	$(183)

Life Insurance

•

Life insurance results in the current quarter included a net favorable $30 million pre-tax impact from model and assumption updates. The favorable model refinement related to certain universal life (UL) products with secondary guarantees and was partially offset by $28 million of unfavorable pre-tax assumption updates to mortality for UL contracts originating from term life conversions and interest rates

•	Current quarter mortality experience was favorable compared to the prior quarter and prior year

•	Prior year results included an unfavorable $226 million pre-tax impact from assumption updates

Annuities

•

Annuity results in the current quarter included an unfavorable $18 million pre-tax impact from annual assumption updates primarily related to lapse assumptions for fixed indexed and variable annuity products; prior year results included a favorable impact from assumption updates

•	Current quarter results reflected lower net spread income primarily from block runoff

U.S. Life Insurance Companies10 Statutory Results5 and RBC5

(Dollar amounts in millions)	Q4 2024	Q3 2024	Q4 2023
Statutory pre-tax income (loss)[5,11]	$(33)	$(18)	$148
Long-Term Care Insurance	(78)	(9)	(9)
Life Insurance	49	(29)	82
Fixed Annuities	6	3	16
Variable Annuities	(10)	17	59
GLIC Consolidated RBC Ratio[4,5]	306%	317%	303%

•	Statutory pre-tax income was $378 million in 2024, with a pre-tax loss of $33 million in the current quarter

•

LTC continued to benefit from premium increases and benefit reductions from IFAs, though lower than the prior quarter and prior year as the Choice II legal settlement is now materially complete. LTC results also included a $79 million increase in cash flow testing reserves in GLICNY, partially offset by a net $20 million pre-tax benefit from assumption updates

•

Life insurance results included a favorable $75 million pre-tax impact from assumption updates, primarily related to favorable changes to the prescribed assumptions for certain term UL and UL products with secondary guarantees, including interest rates and mortality improvement; prior year included a favorable $99 million pre-tax impact from assumption updates

•	Fixed annuity results reflected less favorable mortality and lower net spread income primarily from block runoff compared to prior year

•

Variable annuity results included an unfavorable $50 million pre-tax assumption update related to expenses from declining policies in force, partially offset by a $35 million pre-tax net benefit from equity markets and interest rates

•

Current quarter estimated GLIC consolidated RBC ratio was 306 percent, driven by strong statutory pre-tax income in 2024 and an increase in the value of the limited partnership portfolio, partially offset by higher required capital as this portfolio grows

•	Cash flow testing margin in GLIC for 2024 was within the $0.5-$1.0 billion range after the completion of assumption updates

Corporate and Other

•	The current quarter adjusted operating loss was $23 million, down from $27 million in the prior quarter driven by lower operating expenses

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q4 2024		Q3 2024		Q4 2023
Holding Company Cash and Liquid Assets[12]	$294	[6]	$369	[6]	$350

•	Cash and liquid assets were $294 million at the end of the quarter, including approximately $186 million of advance cash payments from the company’s subsidiaries held for future obligations

•

Cash inflows during the current quarter consisted of $84 million from Enact capital returns and $40 million of other inflows related to advance cash payments from subsidiaries and other miscellaneous items

•

Current quarter cash outflows included $102 million in net tax payments, $51 million in share repurchases, $19 million related to debt servicing costs and the repurchase of $31 million in principal of holding company debt at a discount

Returns to Shareholders

•	In the fourth quarter of 2024, the company repurchased $51 million of its common stock at an average price of $7.32 per share leaving 421 million shares outstanding at the end of the quarter

•	Executed $565 million in share repurchases program-to-date through February 14th at an average price of $5.69 per share

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, https://investor.genworth.com.

Genworth will conduct a conference call on February 19, 2025 at 9:00 a.m. (ET) to discuss its fourth quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 5461958; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Contact Information:

Investors:	Brian Johnson
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Use of Non-GAAP Measures

Management evaluates performance and allocates resources based on a non-GAAP financial measure entitled “adjusted operating income (loss).” Management evaluates adjusted operating income (loss) as a key measure to assess performance and support new business initiatives because the measure more accurately reflects overall operating performance, as it minimizes the impact of macroeconomic volatility. The company’s legacy U.S. life insurance subsidiaries, which comprise the Long-Term Care Insurance and Life and Annuities segments, are managed on a standalone basis; therefore, the company does not allocate capital to its Long-Term Care Insurance and Life and Annuities segments.

The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Adjusted operating income (loss) is not a substitute for net income (loss) determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) for the three and twelve months ended December 31, 2024 and 2023, as well as the three months ended September 30, 2024 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate actions contemplated in the company’s long-term care insurance multi-year in-force rate action plan; the timing of any future insurance offering through the company’s CareScout business (CareScout); future financial performance, including the expectation that adverse quarterly variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s long-term care insurance business; future financial condition of the company’s businesses; liquidity and new lines of business or new insurance and other products and services, such as those the company is pursuing with CareScout; and statements the company makes regarding the outlook of the U.S. economy.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;

•

the company’s failure to maintain self-sustainability of its legacy life insurance subsidiaries, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);

•

the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;

•

adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions, labor shortages and fluctuating interest rates; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors; political and economic instability or changes in government policies, including U.S. federal tax laws or rates, and at regulatory agencies as a result of the change in the U.S. Administration in January 2025; and fluctuations in international securities markets;

•

downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•	changes in tax rates or tax laws, or changes in accounting and reporting standards;

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•	the inability to retain, attract and motivate qualified employees or senior management;

•	changes in the composition of Enact Holdings’ business or undue concentration by customer or geographic region;

•	the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine, the Israel-Hamas conflict and economic competition between the United States and China), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;

•	the inability of third-party vendors to meet their obligations to the company;

•	the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;

•	a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations;

•	unanticipated claims against Enact Holdings’ delegated underwriting and loss mitigation programs;

•	the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 29, 2024.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions the reader against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2024	2023	2024	2023	2024
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Revenues:
Premiums	$876	$904	$3,480	$3,636	$874
Net investment income	793	810	3,160	3,183	777
Net investment gains (losses)	(41)	38	13	23	66
Policy fees and other income	154	159	642	646	163

Total revenues	1,782	1,911	7,295	7,488	1,880

Benefits and expenses:
Benefits and other changes in policy reserves	1,199	1,233	4,766	4,783	1,213
Liability remeasurement (gains) losses	88	416	153	587	34
Changes in fair value of market risk benefits and associated hedges	(3)	14	(13)	(12)	21
Interest credited	101	124	453	503	102
Acquisition and operating expenses, net of deferrals	253	248	977	942	259
Amortization of deferred acquisition costs and intangibles	62	63	249	264	62
Interest expense	27	30	115	118	28

Total benefits and expenses	1,727	2,128	6,700	7,185	1,719

Income (loss) from continuing operations before income taxes	55	(217)	595	303	161
Provision (benefit) for income taxes	20	(36)	158	104	40

Income (loss) from continuing operations	35	(181)	437	199	121
Loss from discontinued operations, net of taxes	(5)	(2)	(10)	—	(3)

Net income (loss)	30	(183)	427	199	118
Less: net income attributable to noncontrolling interests	31	29	128	123	33

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(1)	$(212)	$299	$76	$85

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.01	$(0.47)	$0.71	$0.16	$0.20

Diluted	$0.01	$(0.47)	$0.70	$0.16	$0.20

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$—	$(0.47)	$0.69	$0.16	$0.20

Diluted	$—	$(0.47)	$0.68	$0.16	$0.19

Weighted-average common shares outstanding:
Basic	425.3	449.4	433.9	468.8	430.8

Diluted[7]	431.0	449.4	439.4	474.9	435.8

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2024	2023	2024	2023	2024
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(1)	$(212)	$299	$76	$85
Add: net income attributable to noncontrolling interests	31	29	128	123	33

Net income (loss)	30	(183)	427	199	118
Less: loss from discontinued operations, net of taxes	(5)	(2)	(10)	—	(3)

Income (loss) from continuing operations	35	(181)	437	199	121
Less: net income from continuing operations attributable to noncontrolling interests	31	29	128	123	33

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	4	(210)	309	76	88
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	39	(38)	(17)	(25)	(66)
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[14]	(24)	13	(43)	(22)	17
(Gains) losses on early extinguishment of debt, net[15]	(2)	(1)	2	(2)	(2)
Expenses related to restructuring	1	—	12	4	—
Taxes on adjustments	(3)	6	10	10	11

Adjusted operating income (loss)	$15	$(230)	$273	$41	$48

Adjusted operating income (loss):
Enact segment	$137	$129	$585	$552	$148
Long-Term Care Insurance segment	(104)	(151)	(176)	(242)	(46)
Life and Annuities segment:
Life Insurance	2	(206)	(94)	(275)	(40)
Fixed Annuities	1	9	30	50	6
Variable Annuities	2	14	26	37	7

Total Life and Annuities segment	5	(183)	(38)	(188)	(27)

Corporate and Other	(23)	(25)	(98)	(81)	(27)

Adjusted operating income (loss)	$15	$(230)	$273	$41	$48

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$—	$(0.47)	$0.69	$0.16	$0.20

Diluted	$—	$(0.47)	$0.68	$0.16	$0.19

Adjusted operating income (loss) per share:
Basic	$0.04	$(0.51)	$0.63	$0.09	$0.11

Diluted	$0.04	$(0.51)	$0.62	$0.09	$0.11

Weighted-average common shares outstanding:
Basic	425.3	449.4	433.9	468.8	430.8

Diluted[7]	431.0	449.4	439.4	474.9	435.8

Footnote Definitions

[1]	Long-term care insurance.
[2]	All references reflect amounts available to Genworth’s common stockholders.
[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

[4]	Risk-based capital ratio based on company action level for Genworth Life Insurance Company (GLIC) consolidated.
[5]	Company estimate for the fourth quarter of 2024 due to timing of the preparation and filing of the statutory financial statement(s).
[6]	Includes approximately $186 million and $162 million of advance cash payments from the company’s subsidiaries held for future obligations as of December 31, 2024 and September 30, 2024, respectively.
[7]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations available to Genworth Financial, Inc.’s common stockholders for the three months ended December 31, 2023, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended December 31, 2023 as the inclusion of shares for performance stock units, restricted stock units and other equity-based awards of 6.3 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations available to Genworth Financial, Inc.’s common stockholders for the three months ended December 31, 2023, dilutive potential weighted-average common shares outstanding would have been 455.7 million.

[8]

Reflects Genworth’s ownership of equity including accumulated other comprehensive income (loss) and excluding noncontrolling interests of $937 million, $944 million and $855 million as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

[9]	The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
[10]	Genworth’s principal U.S. life insurance companies: GLIC, Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY).
[11]	Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for GLIC, GLAIC and GLICNY, and before realized capital gains or (losses).
[12]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[13]

Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $2 million for the three months ended December 31, 2024, and $4 million and $2 million for the twelve months ended December 31, 2024 and 2023, respectively.

[14]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(21) million and $(1) million for the three months ended December 31, 2024 and 2023, respectively, $(30) million and $(10) million for the twelve months ended December 31, 2024 and 2023, respectively, and $(4) million for the three months ended September 30, 2024.

[15]	(Gains) losses on early extinguishment of debt were net of the portion attributable to noncontrolling interests of $2 million for the twelve months ended December 31, 2024.